SECURED PROMISSORY NOTE



$5,000,000                                Los Angeles, California
                                                    July 31, 1995



          FOR VALUE RECEIVED, the undersigned ("Maker") hereby promises to pay to FOOTHILL CAPITAL CORPORATION ("Foothill"), or order, at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333, or at such other address as the holder of this Note ("Holder") may specify in writing, the principal sum of Five Million Dollars ($5,000,000) plus interest in the manner and upon the terms and conditions set forth below.

          I.   Rate of Interest

               This Secured Promissory Note ("Note") shall bear interest at a per annum rate of equal to three and one half (3.50) percentage points in excess of the Reference Rate. For purposes of this Note, Reference Rate means the highest of the variable rates of interest, per annum, most recently announced by
(i) Bank of America, N.T.&S.A., San Francisco, California, (ii) Mellon Bank, N.A., Pittsburgh, Pennsylvania, and (iii) Citibank, N.A., New York, New York, or any successor to any of the foregoing institutions, as its "prime rate" or "reference rate", as the case may be, whether or not such announced rate is the best rate available from such financial institution. The Reference Rate as of this date is eight and three quarters percent (8.75%) per annum. In the event that the Reference Rate is changed from time to time hereafter, the rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to the Reference Rate change. The rate of interest charged under this Note shall be based on the average Reference Rate in effect during such month. In no event shall interest chargeable hereunder be less than nine percent (9%) per annum. Upon the occurrence of an Event of Default under that certain Amended And Restated Loan And Security Agreement between the Maker and Foothill (the "Agreement"), of even date herewith, the rate of interest on this Note shall, at the option of the Holder, be increased by three (3) percentage points above the pre-default rate specified above. Interest charged on this Note shall be computed on the basis of a three hundred sixty
(360) day year for actual days elapsed.

          II.  Schedule of Payments

               Principal and interest under this Note shall be due and payable according to the following schedule: (a) interest shall be due and payable on the first day of each month commencing September 1, 1995 and continuing thereafter until this Note has been paid in full; (b) installments of principal, each in the amount of Sixty Thousand Dollars ($60,000), shall be due and payable on the first day of each month commencing September 1, 1995 and continuing thereafter until this Note is paid in full; (c) the outstanding principal balance, together with all accrued and unpaid interest thereon, shall be due and payable in full on June 15, 2000.

          III. Prepayment

               This Note may be prepaid at any time, in whole or in part, without any premium or penalty whatsoever. Partial prepayments will be applied to principal payments on this Note in the inverse order of their maturity.

          IV.  Holder's Right of Acceleration

               Upon the occurrence of an Event of Default under the Agreement including, but not limited to, the failure to pay any installment of principal or interest hereunder when due, the Holder may, at its election and without notice to the Maker, declare the entire balance hereof immediately due and payable.

          V.   Additional Rights of Holder

               If any installment of principal or interest hereunder is not paid when due, the Holder shall have the following rights in addition to the rights set forth herein, in the Agreement, and under law:

               A. the right to compound interest by adding the unpaid interest to principal, with such combined amount thereafter bearing interest at the rate provided in this Note;
and

               B. if any installment is more than ten (10) days past due, the right to collect a charge equal to five percent (5%) of the late payment for each month in which it is late.
This charge is a result of a reasonable endeavor by the Maker and the Holder to estimate the Holder's added costs and damages resulting from the Maker's failure to make timely payments under this Note; hence the Maker agrees that the charge shall be presumed to be the amount of damage sustained by the Holder since it is extremely difficult to determine the actual amount necessary to reimburse the Holder for damages.

          VI.  General Provisions

               A. If this Note is not paid when due, the Maker further promises to pay all costs of collection, foreclosure fees, and reasonable attorneys' fees incurred by the Holder, whether or not suit is filed hereon.

               B. The Maker hereby consents to any and all renewals, replacements, and/or extensions of time for payment of this Note before, at, or after maturity.

               C. The Maker hereby consents to the acceptance, release, or substitution of security for this Note.

               D. Presentment for payment, notice of dishonor, protest, and notice of protest are hereby expressly waived.

               E. Any waiver of any rights under this Note, the Agreement, or under any other agreement, instrument, or paper signed by the Maker is neither valid nor effective unless made in writing and signed by the Holder.

               F.   No delay or omission on the part of the
Holder in exercising any right shall operate as a waiver thereof or of any other right.

               G. A waiver by the Holder upon any one occasion shall not be construed as a bar or waiver of any right or remedy on any future occasion.

               H. Should any one or more of the provisions of this Note be determined illegal or unenforceable, all other provisions shall nevertheless remain effective.

               I.   This Note cannot be changed, modified,
amended, or terminated orally.

          VII. Security for the Note

               This Note is secured by the Agreement, and is subject to all of the terms and conditions thereof including, but not limited to, the remedies specified therein.

          VIII. Choice of Law and Venue. THE VALIDITY OF THIS NOTE, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF THE MAKER AND THE HOLDER, SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF
CONFLICTS OF LAW.   THE MAKER HEREBY AGREES THAT ALL ACTIONS OR
PROCEEDINGS ARISING IN CONNECTION WITH THIS NOTE SHALL BE TRIED AND DETERMINED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, OR, AT THE SOLE OPTION OF THE HOLDER, IN ANY OTHER COURT IN WHICH THE HOLDER SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. THE MAKER HEREBY EXPRESSLY WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION.

          IX. Waiver of Jury Trial. MAKER HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN INCLUDING CONTRACT CLAIMS TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW OR STATUTORY CLAIM.
MAKER REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION A COY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

          IN WITNESS WHEREOF, this Note has been executed and delivered on the date first set forth above.


                              VICTORIA CREATIONS, INC.,
                              a Rhode Island corporation



                              By   /s/ Norman R. Forson
                              Title  Senior Vice President